Registration No. 333-______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
Registration Statement Under the Securities Act of 1933

Constellation Energy Corporation (Exact name of registrant as specified in its charter)
Pennsylvania (State or other jurisdiction of incorporation or organization)	87-1210716 (I.R.S. Employer Identification No.)
1310 Point Street Baltimore, Maryland (Address of principal executive offices)	21231 (Zip Code)
Constellation Employee Savings Plan (Full title of the plan)

Daniel Eggers

Executive Vice President and Chief Financial Officer

Constellation Energy Company

1310 Point Street

Baltimore, Maryland 21231

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	Accelerated Filer	Non-Accelerated Filer	Smaller Reporting Company	Emerging Growth Company
☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement is filed by Constellation Energy Corporation (“Constellation” or the “Registrant”) relating to shares of the common stock, no par value, of Constellation that may be sold from time to time under the Constellation Employee Savings Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participating employees as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are incorporated by reference into this Registration Statement:

•	Amendment Number 2 to its General Form for Registration of Securities on Form 10, which was filed with the Commission on December 20, 2021, and declared effective by the Commission on December 29, 2021, as supplemented by Exhibit 99.1 to its Current Report on Form 8-K, filed with the Commission on January 28, 2022 (the “Form 10”);

•	Current Reports on Form 8-K, which were filed with the Commission on January 6, 2022, January 7, 2022 and January 28, 2022; and

•	The description of its common stock, no par value, set forth under “Description of Capital Stock” in the Form 10, and including any subsequent amendment or report filed for the purpose of updating such description.

In addition, all reports and other documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment to this Registration Statement that indicates that all of the shares of common stock offered have been sold or that deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Chapter 17, Subchapter D of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”), contains provisions permitting indemnification of officers and directors of a business corporation incorporated in Pennsylvania. Sections 1741 and 1742 of the PBCL provide that a business corporation may indemnify directors and officers against liabilities and expenses he or she may incur in connection with a threatened, pending or completed civil, administrative or investigative proceeding by reason of the fact that he or she is or was a representative of the corporation or was serving at the request of the corporation as a representative of another enterprise, provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation, unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for the expenses the court deems proper. Section 1743 of the PBCL provides that the corporation is required to indemnify directors and officers against expenses they may incur in defending these actions if they are successful on the merits or otherwise in the defense of such actions.

Section 1746 of the PBCL provides that indemnification under the other sections of Subchapter D is not exclusive of other rights that a person seeking indemnification may have under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, whether or not the corporation would have the power to indemnify the person under any other provision of law. However, Section 1746 prohibits indemnification in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 1747 of the PBCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise, against any liability asserted against such person and incurred by him or her in that capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Subchapter D.

Constellation’s Bylaws provide that it is obligated to indemnify directors and officers and other persons designated by the board of directors against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered in connection with any proceeding.

Constellation’s Bylaws provide that no indemnification shall be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

As permitted by PBCL Section 1713, Constellation’s Bylaws provide that directors generally will not be personally liable for monetary damages for any action taken, or any failure to take any action unless: (i) such director has breached or failed to perform the duties of his or her office under Subchapter B of Chapter 17 of the PBCL; and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

Constellation has entered into indemnification agreements with each of its directors. Constellation currently maintains liability insurance for its directors and officers. In addition, the directors, officers and employees of Constellation are insured under policies of insurance, within the limits and subject to the limitations of the policies, against claims made against them for acts in the discharge of their duties, and Constellation is insured to the extent that it is required or permitted by law to indemnify the directors, officers and employees for such loss. The premiums for such insurance are paid by Constellation.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1+	Amended and Restated Articles of Incorporation of Constellation Energy Corporation.

4.2+	Amended and Restated Bylaws of Constellation Energy Corporation.

4.3+	Constellation Employee Savings Plan.

5.1+	Opinion of Ballard Spahr LLP.

23.1+	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Ballard Spahr LLP (included in Exhibit 5.1).

24.1+	Power of Attorney (Constellation Energy Corporation) (included on the signature page of this Registration Statement).

107+	Ex-Filing Fees.

+ Filed herewith.

In lieu of filing an opinion of counsel concerning compliance with the requirements of the Employee Retirement Income Act of 1974, as amended, or an Internal Revenue Service (“IRS”) determination letter that the 401(k) Plans are qualified under Section 401 of the Internal Revenue Code, as amended, the Registrant has submitted and hereby undertakes to submit the 401(k) Plans and any amendments thereto to the IRS in a timely manner and has made and will continue to make all changes required by the IRS in order to qualify the 401(k) Plans.

Item 9. Undertakings.

(a)            The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on this 1st day of February, 2022.

Constellation Energy Corporation

By:	/s/ Joseph Dominguez
Name:	Joseph Dominguez
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Each person whose signature appears below constitutes and appoints Joseph Dominguez or Daniel Eggers, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all post-effective amendments to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying all that such attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Joseph Dominguez		February 1, 2022
Joseph Dominguez	President and Chief Executive Officer and Director

/s/ Daniel Eggers		February 1, 2022
Daniel Eggers	Executive Vice President and Chief Financial Officer

/s/ Matthew Bauer		February 1, 2022
Matthew Bauer	Senior Vice President and Controller

/s/ Yves de Balmann		February 1, 2022
Yves de Balmann	Director

/s/ Laurie Brlas		February 1, 2022
Laurie Brlas	Director

/s/ Rhonda Ferguson		February 1, 2022
Rhonda Ferguson	Director

/s/ Bradley Halverson		February 1, 2022
Bradley Halverson	Director

/s/ Charles Harrington		February 1, 2022
Charles Harrington	Director

/s/ Julie Holzrichter		February 1, 2022
Julie Holzrichter	Director

/s/ Ashish Khandpur		February 1, 2022
Ashish Khandpur	Director

/s/ Robert Lawless		February 1, 2022
Robert Lawless	Chair of the Board and Director

/s/ John Richardson		February 1, 2022
John Richardson	Director

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